Exhibit 99.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 34 to Registration Statement No. 333-123467 on Form N-1A of our report dated May 26, 2016 relating to the financial statements and financial highlights of Mercer US Large Cap Equity Fund (formerly Mercer US Large Cap Growth Equity Fund) and Mercer US Small/Mid Cap Equity Fund (formerly, Mercer US Small/Mid Cap Growth Equity Fund), certain of the funds constituting Mercer Funds, appearing in the Annual Report on Form N-CSR of Mercer Funds for the year ended March 31, 2016 and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

June 24, 2016